Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement of Roivant Sciences Ltd.:

(1)

Registration Statement (Form S-8 No. 333-260173) pertaining to the Roivant Sciences Ltd. 2021 Equity Incentive Plan, the Roivant Sciences Ltd. Employee Stock Purchase Plan and the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan;

of our report dated June 28, 2022, with respect to the consolidated financial statements of Roivant Sciences Ltd. included in this Annual Report (Form 10-K) of Roivant Sciences Ltd. for the year ended March 31, 2022.

/s/ Ernst & Young LLP

Iselin, New Jersey

June 28, 2022